Exhibit 11.2

Securities Market Code Of Conduct for Itaú Chile Bank and Subsidiaries

SUMMARY

This document establishes policies, standards and behavioral guidelines that must be met by all people who, through their job and/or position at Itaú Chile, manage, hold or have access to insider information or whose job is directly and/or primarily related to activities and services in the Securities Market.

CONTENT

1.	Regulatory Framework
2.	People Affected by the Code
3.	Responsibilities
4.	Rules
5.	Related Documents
6.	Glossary
7.	Control Information

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1.	REGULATORY FRAMEWORK

This Code of Conduct adheres to Chilean regulations, noteworthy among which are Law 18,045 on the Securities Market, whose provisions cover publicly held securities and their respective markets and intermediaries; Law 18,046 on Corporations and their Regulation; and legislation dictated by the Chilean regulators.

People Affected by the Code are required to comply with all procedures, terms and conditions established in these regulations. However, the regulations of this Code do not waive any personal liabilities and obligations imposed by Chilean legislation on each person, and by extension, they are not released from compliance with this regulation, and especially, but not exclusively, from informing any trading to the Bank and/or Subsidiaries and relevant oversight organisms.

2.	PEOPLE AFFECTED BY THE CODE

These sections establish policies, standards and behavioral guidelines that must be met by all people who, through their job and/or position at Itaú Chile, manage, hold or have access to insider information or whose job is directly and/or primarily related to activities and services in the Securities Market and to all those deemed relevant by the Compliance Committee. For the purposes of this Code, all such people will be referred to as “Affected People.” Unless otherwise indicated for any specific item, all provisions contained herein will be applicable to this specific universe of associates.

The list of affected persons is in Annex No. 1 of this Code.

International units of Itaú Chile shall comply with the guidelines of this Code, which will be used as a reference for their respective local implementations, without prejudice to what their own policies and local legislation establish.

3.	RESPONSIBILITIES

3.1 Board of Directors of Itaú Chile

• Approve what is established in this Code.

3.2	People Affected
•	The persons indicated in Annex No. 1 must know and understand the content of this document, comply with all the guidelines established in this Code, and collaborate in its application.

3.3	Ethics and Conduct of Compliance & AML Management Team, “Compliance”
•	Perform periodic monitoring of the personal investments of the Affected Persons, to verify their adherence to this Code and report any breach to the Compliance Committee.
•	Clarify any doubts regarding this Code.
•	Transmit to the corresponding authorities and exclude situations not contemplated in this Code.

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3.4 People and Performance Management Area

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Manage and guarantee compliance with this Code (Annex of Contract No. 3 Knowledge, Acceptance and Commitment to the Code of Conduct in the Securities Markets and the Manual of Interest Information Management for the Market) through the platforms enabled by the same Management.

4.	RULES

All affected persons have the obligation to know, comply with and collaborate in the application of this Code. They must take care, at all times, to comply with the rules on privileged information and personal investments established by the law, regulations and internal rules of the company, and must employ in the conduct of their private life and / or their related, prudence and due diligence.

4.1.	Use of Insider Information

Based on article N°164, and the following, of the Securities Market Law, Insider Information is understood to mean any information that meets the following combination of characteristics:

A.	Refers to one or more issuers of securities, their businesses or one or more securities issued by them.
B.	Not disclosed to the market; and
C.	Its knowledge, due to its nature, is capable of influencing the price of securities issued.

In addition, it includes reserved information, which is all facts or essential information concerning the entities registered in the Register of Securities and their business at the time it occurs or comes to their knowledge.

Insider information is also understood to be information on decisions regarding the acquisition, transfer, and acceptance or rejection of specific offers from an institutional investor in the securities market.

4.2.	Obligations Related to Insider Information

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When joning the bank a collaborator or Director to ITAU Chile that meets the characteristics to be considered a Person Affected, or when Compliance so determines, he/she will be required to declare his/her position in securities through the "Initial Statement Form for Position in Securities” accompanied by this Code as Annex No. 2.

•	When joining the bank Itaú Chile or when Compliance so determines, the Management of Persons and Performance shall require the signature of the document “Acknowledgment, Acceptance and Commitment”.
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All investments, both in securities and currencies, should be made prudently and with a long-term time horizon. In addition, they must, in no case, interfere with or affect the normal development of their activity, performance of their functions in the company or compromise their image.

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•	It is forbidden to trade in securities in unregulated markets. For all purposes, a regulated market is that which has the supervision of the Financial Market Commission or other regulatory body.
•	Affected persons are prohibited from acting in person or through third parties to make investments in the Securities Market.
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It is forbidden to the affected persons to make use of a process or scheme with the intention of direct or indirect manipulation of quotations of assets or securities, through third parties so that they proceed to the purchase or sale of the same.

4.2.1 General Rules on Personal Investments

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Investment in securities: The eligible securities to be invested will only be instruments issued by entities subject to the supervision of the Financial Markets Commission (“CMF”). Also allowed are those securities regulated by bodies of similar jurisdiction on foreign securities, or that have been issued by the Central Government, the Public Treasury, the General Treasuries of the Republic, some Ministry, the Central Bank or government agencies of Chile or other States.

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Investment in foreign securities: Investments in securities issued abroad are permitted, with the exception of those issued where companies of the Itaú Chile group (Peru, Colombia and Panama) are present, where obligations according to the affected Group must be fulfilled.

For securities issued abroad by companies of the Itaú Chile group, the obligations must also be met according to the affected group regardless of the country in which they are listed.

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Previous permission and restrictions: Affected people who want to make a personal investment must request, by e-mail to the ControlRoomChile@itau.cl box, an authorization to Compliance, in order to verify that the amount on which they are investing does not have restrictions or periods of blocking. Such authorization shall be valid for the stock market day of that day and the following day. For those transactions that, by their nature, cannot be executed in the same day that is requested, this last date shall be considered and not when the transaction itself occurs.

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Operating through Grupo Itaú Chile: Affected people must conduct all investment transactions with Securities through a Grupo Itaú Chile entity and along the generally established channels for non-institutional customers. Affected Directors may operate by vehicles other than those of the Itaú Chile Group, as an exception, always complying with the other obligations indicated in this document.

The collaborators of the international units, the New York Branch and the Peruvian Representation Office, will be able to transact through vehicles other than those of Itaú Chile, complying with prior permissions,

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transaction reporting and holding period when operating with securities where it is present (Chile, Peru Colombia and Panama). If they trade in the Chilean market, they will have to operate through the vehicles of Itaú Chile.

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Communication in 24 hours: All securities transactions must be reported to compliance within the next 24 hours of being made, by means of the Form Annex N°3 “Single Form Declaration of Purchase and Sale of Values”, invoices or proofs of contributions and redemptions. In the event that this operation... given that Compliance within the next 24 hours of being made, by means of the Form Annex N°3 “Single Form Declaration of Purchase and Sale of Values”, invoices or proofs of contributions and redemptions, in the event that this operation is carried out by the vehicles of Itaú Chile this communication will not be necessary, given that Complicance can obtain this information directly from the corporate systems.

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Minimum Holding Period: Affected persons may not alienate values for a minimum period from their acquisition, for issuers of the Itaú Chile Group of 180 days running and of issuers that are not part of the ITAU Chile Group of 90 days running.

Likewise, the Affected Persons in the event of carrying out a sale or alienation of securities, will not be able to proceed to the purchase or acquisition (operation of contrary sign) of the securities issued by the Itaú Chile  Group before 180 days from the original transaction.

•	Written or traceable orders: All investments of Affected Persons must be ordered in writing or by traceable electronic means to the ControlRoomChile@itau.cl box.

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Itau Chile securities blocking period: Without prejudice to what is defined in the Manual of Managing Information of Interest for the Market (hereinafter “MMIIM”), the Persons Affected by this Code shall respect the blocking periods for the securities of Itaú Chile, therefore, they are prohibited from carrying out transactions on securities issued by Itaú Chile in the period that the Subsidiary of Compliance & AML reports as blocked, by means of an e-mail sent to all the People Affected. The affected persons will also be prohibited from carrying out securities transactions in the cases provided for in the MMIIM.

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Securities of Itaú Unibanco Holding (hereinafter “IUH”): IUH securities will be considered as third-party securities, therefore, every Affected Person must comply with what is required by this Code to transact IUH values. The above, without prejudice to those persons who, by their position or type of contract, must comply with what is required in the Itaú Unibanco HF-3 Disclosure and Negotiation Policies and PI-01 Personal Investment Policy, therefore, must continue to apply for permissions to the Control Room Monitoreamento area of Brazil at the controlroommonitoramento@itau- unibanco.com.br box

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4.2.2 Specific Rules on Personal Investments

The Bank, by means of an Internal Regulation, and in the case of subsidiaries by internal policies or regulations as appropriate, shall establish the specific rules in matters of investment, which shall comply, at least, with the provisions of this Regulation.

4.2.3 Specific cases of exception

Actions and participations in clubs and social, sports and educational organizations are exempt from the obligations mentioned above.

Without prejudice to the foregoing points, the Company, after consultation for a particular case, may exempt a transaction from the fulfillment of the obligations indicated above, to the extent that there is a justification to do so.

Any exceptional situation must be recorded by Compliance Committee at its next session

4.2.4  Portfolio management

Affected Persons who subscribe to a Portfolio Management Agreement must communicate it to Compliance, sending a digitized copy thereof. From the receipt of such copy by Compliance (as long as the Portfolio Management Agreement is discretionary for the affection and is in accordance with the characteristics provided for in this Code) and as long as the said Agreement is in force, the above-mentioned limitations and restrictions apply.

Also, if at the time an affected person becomes subject to this policy, the affected person already had a portfolio management agreement, they must immediately send the contract to Compliance.

4.3 Non-compliance and sanctions

Failure to comply with any of the rules set out in this Code and its complementary instruments shall be considered and analyzed by the Compliance Committee, and the appropriate sanctions to be applied shall be determined in this instance.

The current and applicable legislation recognizes the breaches of the Securities Market Law (“LMV”) and the use of privileged information, and sanctions them civil, administrative, and criminal, according to the nature and gravity of the facts.

5.	Related documents
•	Manual of Management of Market Interest Information
•	Internal Regulations on Personal Investments

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6.	Glossary
•	Collaborator: Any person who provides services for Itaú Chile, its subsidiaries and international units, under a contract of work signed in accordance with current and applicable labor regulations.
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Portfolio Management Contract: Contract under which a person entrusts to an entity legally authorized to do so the total or partial management of his or her assets, including the adoption of discretionary or non-discretional and without the intervention of such person of all his/her decisions on investment, sale and maintenance of securities and the fruits and profitability of the same.

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Transaction date: For the purposes of this Code, transactions are understood to be carried out on the date on which the order for the purchase or sale of securities is placed or on which securities are purchased, outsourced, settled, or registered with the issuer.

•	LMV: Law 18.045 on the Securities Market.
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IPO: Initial Public offer of shares. Offer to acquire more than 5% of a company that is made public by acceptance of a series of conditions of purchase of shares, usually at a higher price than the market.

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OSA: Option of subscription of shares. When companies need resources, they can increase capital by increasing the number of shares in circulation. When this situation occurs, the company issues new shares and offers them preferably as first option to current shareholders, in proportion to the shares they own. This right is recognized by: STOCK NAME – OSA. Shareholders can subscribe or sell their rights, within the time limits indicated by the company, and if they express nothing within that time, they lose this option.

•	Securities registry: is the registry maintained by the CMF of the values that are transacted in the market, such as shares, bonds, quotas, agricultural products, and trade effects.
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CMF: Commission for the Financial Markets. Regulatory entity according to the provisions of Law No. 21.000, replacing in its functions the Superintendence of Securities and Insurances; and the provisions of law 21.130 that modernized banking legislation and established the integration of the Superintendence of Banks and Financial Institutions (SBIF) into the CMF

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